Exhibit 99.3

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Consolidated Statements of Cash Flow

(Unaudited)

	Years Ended December 31,
(in thousands)	2013	2012	2011
Cash flows from operating activities
Net loss	$(79,293)	$(94,465)	$(109,388)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,648	6,649	5,803
Amortization of debt discount and financing costs	595	—	—
Stock-based compensation	9,905	9,705	12,384
Other items	(418)	287	226
Changes in assets and liabilities
Accounts receivable	76	1,735	(4,216)
Inventory	(60)	4,761	(11,409)
Prepaid expenses and other assets	906	1,058	1,874
Accounts payable	(1,271)	(1,754)	(4,773)
Accrued expenses and other current liabilities	1,593	(2,054)	3,044
Deferred service revenue	386	(1,674)	2,631
Deferred development revenue	33,304	—	—
Lease incentives and other long-term liabilities	(1,204)	(1,070)	850

Net cash used in operating activities	(29,833)	(76,822)	(102,974)

Cash flows from investing activities
Purchase of property and equipment	(909)	(1,703)	(9,284)
Purchase of investments	(201,547)	(87,889)	(264,071)
Sales of investments	100	7,896	36,520
Maturities of investments	169,239	143,488	243,281

Net cash provided by (used in) investing activities	(33,117)	61,792	6,446

Cash flows from financing activities
Proceeds from issuance of common stock from equity plans	3,079	2,705	7,743
Proceeds from issuance of common stock from equity offering, net of issuance costs	19,927	—	—
Proceeds from issuance of debt facility, net of issuance costs	19,766	—	—

Net cash provided by financing activities	42,772	2,705	7,743

Net decrease in cash and cash equivalents	(20,178)	(12,325)	(88,785)
Cash and cash equivalents at beginning of period	46,540	58,865	147,650

Cash and cash equivalents at end of period	$26,362	$46,540	$58,865

Supplemental disclosure of cash flow information
Interest paid	1,165	—	—

Supplemental disclosure of non-cash investing and financing activities
Inventory transferred to property and equipment for internal use	558	1,164	2,756